Exhibit 99.1

NET SERVIÇOS DE COMUNICAÇÃO S.A.

Corporate Taxpayer’s ID (CNPJ/MF): 00.108.786/0001-65

Corporate Registry (NIRE): 35.300.177.240

PUBLICLY-HELD COMPANY

MINUTES OF THE BOARD OF DIRECTORS’ MEETING

DATE, TIME AND VENUE: On June 26, 2012, at 10:30 a.m., at the Company’s headquarters located at Rua Verbo Divino, 1356, 1º andar, in the City and State of São Paulo.

ATTENDANCE: Board members representing the necessary quorum, as per signatures below, and Company’s officers (José Félix, Chief Executive and Investor Relations Officer; and Roberto Catalão Cardoso, Chief Financial Officer and Secretary of the meeting), present throughout the meeting.

PRESIDING: Oscar Von Hauske Solis – Chairman and Roberto Catalão Cardoso – Secretary.

AGENDA: 1) Presentation of correspondence from shareholders with more than 10% of Company’s outstanding publicly-held shares, through which they requested an Special Shareholders’ Meeting; and 2) call the Special Shareholders’ Meeting with outstanding publicly-held shares, to be held on July 17, 2012.

RESOLUTIONS:

1) Board members were presented with correspondence delivered by Mainstay Ações Master Fundo de Investimento de Ações, Mainstay Long Short Fundo de Investimento Multimercado, Mainstay Multiestratégia Master Fundo de Investimento Multimercado, Nest Arb Master FIM, Nest Ações Master FIA, UV Sequóia Fundo de Investimento Multimercado – Investments Abroad – Private Credit, UV Plátano Fundo de Investimento Multimercado – Investments Abroad – Private Credit, UV Ipê Fundo de Investimento Multimercado – Investments Abroad – Private Credit, and UV Baobá Fundo de Investimento Multimercado – Investments Abroad – Private Credit, shareholders representing 35.2% of Company’s outstanding publicly-held shares, requesting an Special shareholders’ meeting to be called to consider a new valuation of the Company’s shares for a unified tender offer to acquire all common and preferred shares issued by the Company, to be launched jointly by Embratel Participações S.A. and its subsidiaries, Empresa Brasileira de Telecomunicações S.A. – EMBRATEL and GB Empreendimentos e Participações S.A. (“Offer”).

MINUTES OF THE BOARD OF DIRECTORS’ MEETING

OF NET SERVIÇOS DE COMUNICAÇÃO S.A. OF JUNE 26, 2012

2) Board members decided to call a Special shareholders’ meeting, to be held on July 17, 2012, to consider a new valuation of the Company’s shares within the Offer, and, if this is the case, consider (i) employing an appraiser to prepare a report for the new valuation; (ii) the fee for the appraiser; and (iii) the deadline for the new appraiser to present the new valuation report.

CLOSURE: With no further business to discuss, the meeting was adjourned and these minutes were drawn up, after they were read, they were approved and signed by all Board members in attendance, as well as by the secretary.

SIGNATURES:

Chairman: Oscar Von Hauske Solis

Secretary: Roberto Catalão Cardoso

José Formoso Martínez

Carlos Henrique Moreira

Isaac Berensztejn

Antonio Oscar de Carvalho Petersen Filho

Antonio João Filho

José Antonio Guaraldi Félix

Jorge Luiz de Barros Nóbrega

Rossana Fontenele Berto

Mauro Szwarcwald

Fernando Carlos Ceylão Filho